Exhibit 5.1 and 23.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

July 2, 2026

Eos Energy Enterprises, Inc. 3920 Park Avenue Edison, New Jersey 08820

Ladies and Gentlemen:

We have acted as counsel to Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-3 (File No. 333-295819) (the “Registration Statement”), relating to the registration of securities to be issued from time to time by the Company and the prospectus supplement dated July 2, 2026 (the “Prospectus Supplement”) relating to the Company’s pro rata distribution to its stockholders of rights (the “Rights”) to purchase up to 27,367,171 units of the Company (the “Units”) at a price per whole Unit of $5.481, each Unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and such shares, the “Unit Shares”) and 0.4388 of a warrant (the “Warrants”) to purchase one share of Common Stock at an exercise price of $5.481 per whole share (the “Warrant Shares”). The Warrants will be governed by a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents submitted to us as copies conform to authentic, complete originals, (iv) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (v) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (vi) all signatures on all documents that we reviewed are genuine, (vii) all natural persons executing documents had and have the legal capacity to do so, (viii) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (ix) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the Rights have been issued and delivered in accordance with the terms of the offering described in the Prospectus Supplement, the Rights will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

Eos Energy Enterprises, Inc.llp

2.	Each Unit, when such Unit has been issued and delivered to and paid for in accordance with the terms of the offering described in the Prospectus Supplement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	Each Unit Share, when such Unit Share has been issued and delivered upon separation of the Units as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

4.	Each Warrant, when such Warrant has been issued and delivered upon separation of the Units as described in the Prospectus Supplement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

5.	Each Warrant Share, when issued and delivered upon exercise of the Warrants and paid for in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that at or prior to the time of the delivery of any Units, (i) the Board of Directors of the Company shall have duly established the terms of the Units and the Unit Shares and the Warrants included therein and duly authorized the issuance of the Units and such authorization shall not have been modified or rescinded; (ii) the Company shall remain, validly existing as a corporation under the laws of Delaware; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Warrant Agreement to be entered into in connection with the Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company, and is a valid, binding and enforceable agreement of each party thereto; (v) the Rights Certificate to be entered into in connection with the Rights has been duly authorized, executed and delivered, and is a valid, binding and enforceable agreement of each party thereto; and (vi) there shall not have occurred any change in law affecting the validity or enforceability of the Units or the Warrants included therein. We have also assumed that the (i) terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) the Warrant Agreement will be governed by the laws of the State of New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

July 2, 2026	2